EXHIBIT 99.1

PremierWest Bancorp & PremierWest Bank Announces the Retirement of Michael D. Fowler, Executive Vice President & Chief Financial Officer and Appointment of Douglas N. Biddle as Executive Vice President & Chief Financial Officer

MEDFORD, OR -- PremierWest Bancorp, Medford, Oregon (NASDAQ: PRWT), the holding company of PremierWest Bank.

PremierWest Bancorp and PremierWest Bank today announced that Executive Vice President & Chief Financial Officer Michael D. Fowler gave notice of his retirement on January 4, 2011, effective on January 31, 2011.  It also announced the appointment of Douglas N. Biddle as Executive Vice President & Chief Financial Officer as the successor to Fowler.  Biddle begins serving as Executive Vice President & Chief Financial Officer effective January 5, 2011, and will continue working closely with Fowler over the next several weeks as duties are fully transitioned.

Fowler joined Bancorp and the Bank in April 2008.  His retirement caps a successful career of almost 45 years including service as a financial executive for companies in the financial services, energy, and medical products industries.

"I've been proud to be a part of PremierWest during these past few years," commented Fowler. "Working with the PremierWest team to cope with one of the most significant economic downturns in three generations has been one of the most rewarding times of my career.”

"Mike has been a significant contributor to helping PremierWest navigate through these challenging times," stated President and CEO James M. Ford. "His leadership and commitment to the organization have been invaluable. On behalf of our entire organization, I wish Mike all the best in retirement."

Biddle brings over three decades of experience in the financial services industry.  Most recently, Biddle served in various capacities at Plumas Bancorp and Plumas Bank from 1990 – 2010, including CFO, COO and President & CEO.  During his career, Biddle has also worked in commercial lending and credit administration at a regional bank in Northern California and as a National Bank Examiner with the Office of the Comptroller of the Currency.  Biddle earned a BA in Political Science from University of California - Davis in 1976, an MBA from the Anderson School of Management at UCLA in 1978 and is a Certified Management Accountant.

Ford said, "I am very pleased to welcome Doug to our team. He is an experienced executive with expertise across key finance functions including asset/liability management, investment portfolio management, strategic planning, accounting, technology management, product development, client and regulatory relationship management."

Biddle commented, "I am thrilled to be joining the PremierWest Bancorp team.  The Directors and Management have made significant progress in guiding the Company through these challenging economic times.   I look forward to helping the Company continue its efforts to strengthen its financial position and realize the full potential of its great community banking franchise."